FOR RELEASE:	IMMEDIATELY

FOR MORE INFORMATION CONTACT:	Ted Peters, Chairman 610-581-4800 or 610-525-2531 (evening); Joseph W. Rebl, Treasurer 610-526-2466 or 609-814-0507 (evening)

Bryn Mawr Bank Corporation reports first quarter diluted earnings per share up 13%

BRYN MAWR, Pa., April 15, 2003—Bryn Mawr Bank Corporation (NASDAQ: BMTC), (the “Corporation”), parent of The Bryn Mawr Trust Company (the “Bank”), announced for the quarter ended March 31, 2003, an 11% increase in net income to $2,669,000 from $2,409,000, and a 13% increase in diluted earnings per share to 61¢ from 54¢ reported for the first quarter of 2002.

According to Corporation Chairman Ted Peters: “Despite a decline in interest rates, the Corporation experienced a 3% increase in net interest income from the first quarter of 2002 to first quarter 2003. This increase was primarily the result of a 20% growth in the Bank’s loan portfolio and a 5% reduction in interest expense.”

Peters continued: “Our mortgage banking segment activity remained extremely vibrant. Over $181 million in residential mortgage loans were sold during the first three months of 2003. This is an 89% increase over the $96 million sold during the same period in 2002. Our Wealth Management Division continued its pattern of revenue growth. It has now had three consecutive quarters during which fee income increased over the same quarter for the previous year.”

In response to economic uncertainty brought on by the war in Iraq and a continued sluggish economy, a $250,000 provision was added to the loan loss reserve in the first quarter of 2003 increasing the total loan loss reserve to $6,356,000. Non-performing loans amounted to $88,000 at March 31, 2003 compared to $22,000 at March 31, 2002.

Other income increased by 41% in the first quarter of 2003, spurred on by a 60% increase in other operating income. This growth in total other income was a direct result of strong growth in gains on residential loan sales and an 11% increase in fees for trust services for the first quarter of 2003 over the same quarter in 2002.

Other expenses increased 26%. Salaries and benefits increased 15% primarily as a result of increased costs for the Corporation’s pension plan, an increase in incentive salaries related to corporate profitability, staff additions, and additional overtime costs in the mortgage banking area. A 71% increase in other operating expenses was primarily due to expenses incurred from the increased mortgage banking activity.

In other business, the Corporation’s Board of Directors approved a regular quarterly dividend of 20¢ per share, payable June 1, 2003, to shareholders of record as of April 30, 2003.

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